Exhibit 99.3

UNITED STATES OF AMERICA
CONSUMER FINANCIAL PROTECTION BUREAU

ADMINISTRATIVE PROCEEDING
File No. 2016-CFPB-

In the Matter of: TOYOTA MOTOR CREDIT CORPORATION	CONSENT ORDER

The Consumer Financial Protection Bureau (Bureau) conducted a joint investigation with the Civil Rights Division of the Department of Justice (DOJ) of the indirect auto lending activities of Toyota Motor Credit Corporation (Respondent, as defined below) and Respondent’s compliance with the Equal Credit Opportunity Act (ECOA), 15 U.S.C. §§ 1691-1691f, and its implementing regulation, Regulation B, 12 C.F.R. pt. 1002. The Bureau has identified the following violations: Respondent violated the ECOA and Regulation B by permitting dealers to charge higher interest rates to consumer auto loan borrowers on the basis of race and national origin. The DOJ has alleged the same violations in a civil action filed in the United States District Court for the Central District of California styled United States of America v. Toyota Motor Credit Corporation, filed on or about February 2, 2016. The Bureau hereby issues, pursuant to sections 1053 and 1055 of the Consumer Financial Protection Act of 2010 (CFPA), 12 U.S.C. §§ 5563, 5565, this Consent Order (Consent Order) in coordination with the DOJ.

I

Jurisdiction

1.            The Bureau has jurisdiction to enforce the ECOA pursuant to the CFPA, 12 U.S.C. §§ 5481(12)(D), (14), 5563, 5565 and the ECOA, 15 U.S.C. § 1691c(a)(9).

II

Stipulation

2.            Respondent has executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated January 29, 2016 (Stipulation), which is incorporated by reference and is accepted by the Bureau. By this Stipulation, Respondent has consented to the issuance of this Consent Order by the Bureau under sections 1053 and 1055 of the CFPA, 12 U.S.C. §§ 5563 and 5565, without admitting or denying any of the findings of fact or conclusions of law, except that Respondent admits the facts necessary to establish the Bureau’s jurisdiction over Respondent and the subject matter of this action.

III

Definitions

3.            The following definitions apply to this Consent Order:

a.            “Affected Consumers” include African-American and Asian and/or Pacific Islander consumers who entered into a non-subvented retail installment contract with Respondent during the period from January 1, 2011 through the date Respondent completes implementation of the chosen option pursuant to paragraph 25, below.

b.            “Board” means Respondent’s duly-elected and acting Board of Directors.

c.            “Compliance Oversight Committee” means Respondent’s Compliance Oversight Committee as it may be constituted, namely by the individuals holding the following titles: (1) Chief Executive Officer, (2) Chief Financial Officer, (3) Executive Vice President and Treasurer. The Compliance Committee shall consist of not less than three (3) members, and shall report directly to the Board. Within twenty (20) days of the Effective Date, the Board shall provide in writing to the Fair Lending Director (as defined in paragraph 3(g) below) and the DOJ the name of each member of the Compliance Committee. In the event of any change of membership, the Board shall submit the name of any new member in writing to the Fair Lending Director (as defined in paragraph 3(g) below) and the DOJ.

d.            “Dealer Discretion” means the entire range of dealer deviation from Respondent’s risk-based buy rate, whether exercised by increasing or decreasing the buy rate, such as by altering the interest rate or buying down the rate. “Dealer Discretion” does not include Respondent’s discretion to modify the buy rate. “Dealer Discretion” does not include a dealer’s buying down of the buy rate with respect to all consumers to the extent such special offers are clearly advertised to all consumers.

e.            “Effective Date” means the date on which this Consent Order is issued.

f.            “Executive Officers” means collectively the senior management of Toyota Motor Credit Corporation, including but not limited to its Principal Executive Officer(s), Principal Financial Officer(s), Chief Risk Officer(s), Treasurer(s), Group Vice President of Sales, Marketing and Product Development and its Chief Compliance Officer(s).

g.            “Fair Lending Director” means the Assistant Director of the Office of Fair Lending and Equal Opportunity for the Bureau, or his/her delegate.

h.            “Non-objection” means written notification to Respondent that there is not an objection to a proposal by Respondent for a course of action. In the event the Fair Lending Director or the DOJ object to any proposed action by Respondent, the Fair Lending Director and the DOJ shall direct Respondent to make revisions, and Respondent shall make the revisions and resubmit the proposed action within thirty (30) days. Upon notification to Respondent of non-objection, Respondent must implement the course of action within thirty (30) days unless otherwise specified. Respondent cannot make any changes to the course of action without obtaining written notification to Respondent that there is not an objection to Respondent’s proposed change.

i.            “Related Consumer Action” means a private action by or on behalf of one or more consumers or an enforcement action by another governmental agency brought against Respondent based on substantially the same facts as described in Section IV of this Consent Order.

j.            “Relevant Period” means the period from January 1, 2011 through the Effective Date.

k.           “Respondent” means Toyota Motor Credit Corporation and its successors and assigns.

IV

Bureau Findings and Conclusions

The Bureau finds the following:

4.            Respondent is a captive auto finance company and U.S. financing arm of Toyota Financial Services Corporation, which is a subsidiary of Toyota Motor Corporation, the world’s largest carmaker. Respondent’s principal place of business is in Torrance, California.

5.            Respondent is a “covered person” as that term is defined by 12 U.S.C. § 5481(6).

6.            As of the second quarter of 2015, Respondent was the largest captive auto lender in the United States. Respondent held a 5.2 percent share of the overall auto loan market based on originations, making it the fifth largest auto lender overall. The Bureau has supervisory authority over Respondent.

7.            Respondent finances or purchases both subvented and non-subvented auto loans. Subvented auto loans are loans for which an auto manufacturer, such as Toyota Motor Corporation, reduces the price of the loan through a subsidy, reduced interest rate, or other means. Approximately fifty (50) percent of Respondent’s indirect auto loan business involves subvented auto loans.

8.            The Bureau and the DOJ initiated a joint investigation of Respondent’s pricing of automobile loans or retail installment contracts.

9.            Each loan application submitted by a dealer is required to comply with the policies, conditions, and requirements that Respondent sets for dealers.

10.          Automobile dealers submit applications to Respondent on behalf of consumers. To determine whether it will fund a loan, and on what terms, Respondent conducts an underwriting process on each loan application submitted by its dealers on behalf of a consumer. For those applications that Respondent approves, Respondent sets a specified “buy rate.” Respondent determines the buy rate using a proprietary underwriting and pricing model that takes into account individual borrowers’ creditworthiness and other objective criteria related to borrower risk. Respondent then communicates that buy rate to the dealer that submitted the application to Respondent. Respondent’s buy rate reflects the minimum interest rate, absent additional discounts or reductions, at which Respondent will finance or purchase a retail installment contract from a dealer.

11.          With respect to non-subvented retail installment contracts, Respondent maintains a specific policy and practice that provides dealers discretion to mark up a consumer’s interest rate above Respondent’s established risk-based buy rate. The difference between the buy rate and the consumer’s interest rate on the retail installment contract (contract rate) is known as the “dealer markup.” Respondent compensates dealers from the increased interest revenue to be derived from the dealer markup.

12.          During the Relevant Period, with respect to non-subvented loans, Respondent limited the dealer markup to 250 basis points for contracts with terms of sixty (60) monthly payments or less, to 200 basis points for contracts with terms greater than sixty (60) and less than seventy-two (72) months, and 175 basis points for contracts with terms equal to or greater than seventy-two (72) months.

13.          Respondent regularly participates in the decision to extend credit by taking responsibility for underwriting, setting the terms of credit by establishing the risk-based buy rate on each approved application, and communicating those terms to automobile dealers. Respondent influences the credit decision by indicating to automobile dealers whether or not Respondent will purchase retail installment contracts on the terms specified by Respondent.

14.          Respondent is a creditor within the meaning of the ECOA, 15 U.S.C. § 1691a(e), and Regulation B, 12 C.F.R. § 1002.2(l).

15.          The Bureau and the DOJ analyzed the dealer markup of the retail installment contracts that Respondent purchased between January 1, 2011 and December 31, 2013. During the time period covered by the analyses, Respondent purchased hundreds of thousands of retail installment contracts, and the Bureau and the DOJ determined that thousands of retail installment contracts that Respondent purchased had African-American and Asian and/or Pacific Islander borrowers.1

16.          The retail installment contracts analyzed by the Bureau and the DOJ did not contain information on the race or national origin of borrowers. To evaluate any differences in dealer markup, the Bureau and the DOJ assigned race and national origin probabilities to applicants. The Bureau and the DOJ employed a proxy methodology that combines geography-based and name-based probabilities, based on public data published by the United States Census Bureau, to form a joint probability using the Bayesian Improved Surname Geocoding (BISG) method.2 The joint race and national origin probabilities obtained through the BISG method were then used directly in the Bureau’s and DOJ’s models to estimate any disparities in dealer markup on the basis of race or national origin.

17.          The Bureau’s and the DOJ’s markup analyses focused on the interest rate difference between each borrower’s contract rate and each borrower’s buy rate set by Respondent. Respondent considers individual borrowers’ creditworthiness and other objective criteria related to borrower risk in setting the buy rate as explained in paragraph 10. The dealer markups charged by Respondent to consumers are based on

____________________

[1]	As used here, “African American” includes “Black or African American” and “Asian and/or Pacific Islander” includes both “Asian” and “Native Hawaiian or Other Pacific Islander,” as defined by the Office of Management and Budget in Revisions to the Standards for the Classification of Federal Data on Race and Ethnicity (Oct. 30, 1997), available at http://www.whitehouse.gov/omb/fedreg_1997standards.

[2]	See Using Publicly Available Information to Proxy for Unidentified Race and Ethnicity: A Methodology and Assessment (Sept. 17, 2014), available at
http://www.consumerfinance.gov/reports/using-publicly-available-information-to-proxy-for-unidentified-race-andethnicity/.

dealer discretion and are separate from, and not controlled by, the adjustments for creditworthiness and other objective criteria related to borrower risk that are already reflected in the buy rate. Respondent’s markup policy provided for dealer discretion and did not include consideration of these factors. Because the analysis focused on only the difference between each borrower’s contract rate and buy rate, it did not make additional adjustments for creditworthiness or other objective criteria related to borrower risk.

18.          During the time period covered by the analyses, on average, African-American borrowers were charged approximately twenty-seven (27) basis points more in dealer markup than similarly-situated non-Hispanic whites for non-subvented retail installment contracts. These disparities are statistically significant,3 and these differences are based on race and not based on creditworthiness or other objective criteria related to borrower risk. These disparities mean that thousands of African-American borrowers paid higher markups than the average non-Hispanic white markup and were obligated to pay, on average, over $200 more each in interest than similarly-situated non-Hispanic white borrowers on non-subvented loans, assuming they held their loans for the full term of the contract.

19.          During the time period covered by the analyses, on average, Asian and/or Pacific Islander borrowers were charged approximately eighteen (18) basis points more in dealer markup than similarly-situated non-Hispanic whites for non-subvented retail installment contracts. These disparities are statistically significant, and these differences

____________________

[3]	Statistical significance is a measure of probability that an observed outcome would not have occurred by chance. As used in this Consent Order, an outcome is statistically significant if the probability that it could have occurred by chance is less than 5%.

are based on race and national origin and not based on creditworthiness or other objective criteria related to borrower risk. These disparities mean that thousands of Asian and/or Pacific Islander borrowers paid higher markups than the average non-Hispanic white markup and were obligated to pay, on average, over $100 more each in interest than similarly-situated non-Hispanic white borrowers on non-subvented loans assuming they held their loans for the full term of the contract.

20.          The higher markups that Respondent charged to African-American and Asian and/or Pacific Islander borrowers are a result of Respondent’s specific policy and practice of allowing dealers to mark up a consumer’s interest rate above Respondent’s established buy rate and then compensating dealers from that increased interest revenue.

21.          Respondent’s specific policy and practice of allowing dealers to mark up a consumer’s interest rate above Respondent’s established buy rate and then compensating dealers from that increased interest revenue continued throughout the entire Relevant Period.

22.          During most of the Relevant Period, Respondent did not monitor whether discrimination on a prohibited basis occurred through the charging of markups across its portfolio of retail installment contracts and did not employ adequate controls to prevent discrimination. However, during the course of the Bureau’s and the DOJ’s investigation, on September 10, 2014, Respondent implemented a dealer monitoring program to enhance compliance.

23.         Respondent’s specific policy and practice of allowing dealers to mark up a consumer’s contract rate above Respondent’s established buy rate and then compensating dealers from that increased interest revenue without adequate controls and monitoring is not justified by legitimate business need and constitutes discrimination against applicants with respect to credit transactions on the basis of race and national origin in violation of the ECOA, 15 U.S.C. § 1691(a)(1), and Regulation B, 12 C.F.R. §§ 1002.4(a), 1002.6(a), 1002.6(b)(9).

ORDER

V

Conduct Provisions

IT IS ORDERED, under sections 1053 and 1055 of the CFPA, that:

24.          Respondent and its officers, agents, servants, employees, and attorneys who have actual notice of this Consent Order, whether acting directly or indirectly, may not violate section 701 of the ECOA, 15 U.S.C. § 1691(a)(1), and Regulation B, 12 C.F.R. pt. 1002, by engaging in any act or practice that discriminates on the basis of race or national origin in any aspect of Dealer Discretion in the pricing of automobile loans.

VI

Remedial Action

IT IS FURTHER ORDERED that:

25.          Respondent shall implement a dealer compensation policy conforming with one (1) of the three (3) options detailed below. If a non-objection of the Fair Lending Director and DOJ is required in a chosen option, Respondent shall submit the policy for non-objection within thirty (30) days of the Effective Date. Respondent shall implement the chosen option within the later of (a) one hundred and eighty (180) days of the Effective Date, or (b) thirty (30) days of obtaining any required non-objection. Respondent shall not implement any revised dealer compensation policy until obtaining all non-objections of the Fair Lending Director and the DOJ required by the chosen option.

Option One:

a.	Respondent will limit Dealer Discretion in setting the contract rate to one hundred and twenty-five (125) basis points for retail installment contracts with terms of sixty (60) months or less, and one hundred (100) basis points for retail installment contracts with terms greater than sixty (60) months. Respondent is not precluded from including in its compensation policies an additional nondiscretionary component of dealer compensation consistent with applicable laws and subject to the non-objection of the Fair Lending Director and the DOJ. Respondent may provide entirely nondiscretionary dealer compensation to some dealers (consistent with subparagraph h of Option Three, described below) while it provides discretionary compensation to other dealers consistent with Option One, so long as all loans purchased from a particular dealer are compensated using only one of the two compensation systems.[4]

____________________

[4]	Consistent with the definition of “Dealer Discretion,” Respondent is not precluded from maintaining policies to reduce its risk-based buy rate based on standard, non-discretionary factors. Any such modifications, or “standard modifiers,” based on such policies must be documented and applied to all qualifying consumers. Similarly, Respondent is not precluded from maintaining policies to reduce its risk-based buy rate based on competitive offers (e.g., a valid, dealer documented, competitive offer from another financing source) when it is necessary to retain the customer’s transaction. Any such

b.	Respondent will maintain general compliance management systems reasonably designed to assure compliance with all relevant federal consumer financial laws, including the ECOA. With respect to monitoring Dealer Discretion for compliance with the ECOA, Respondent must, at a minimum:

i.	Send annual notices to all dealers explaining the ECOA, stating Respondent’s expectation with respect to ECOA compliance, and articulating the dealer’s obligation to price retail installment contracts in a non-discriminatory manner.

ii.	Monitor for compliance with Dealer Discretion limits.

c.	Respondent shall submit data on its indirect auto lending portfolio to the Fair Lending Director and the DOJ, at their request, no less often than semiannually for analysis and monitoring.

Option Two:

d.	Respondent will limit Dealer Discretion in setting the contract rate to one hundred and twenty-five (125) basis points for retail installment contracts with terms of sixty (60) months or less, and one hundred (100) basis points for retail installment contracts with terms greater than sixty (60) months. Respondent is not precluded from including in its compensation policies modifications, or “competitive modifiers” based on such policies shall be documented by identifying within Respondent’s systems, the institution offering the competitive rate and the rate offered. Respondent’s dealer compensation policies shall not vary when Respondent reduces a risk-based buy rate; dealers may retain the discretion to mark up the modified buy rate, subject to the caps set forth in subparagraph (a) of this Option, ¶ 25(a).

an additional nondiscretionary component of dealer compensation consistent with applicable laws and subject to the non-objection of the Fair Lending Director and the DOJ. Respondent may provide entirely nondiscretionary dealer compensation to some dealers (consistent with subparagraph h of Option Three, described below) while it provides discretionary compensation to other dealers consistent with Option Two, so long as all loans purchased from a particular dealer are compensated using only one of the two compensation systems.

i.	Respondent shall establish a pre-set rate of dealer participation (i.e., additional interest above the risk-based buy rate) that Respondent will require dealers to include in all credit offers that the dealer extends to customers (“Standard Dealer Participation Rate”), such that:

A.	The Standard Dealer Participation Rate cannot exceed one hundred and twenty-five (125) basis points for retail installment contracts with terms of sixty (60) months or less, and one hundred (100) basis points for retail installment contracts with terms greater than sixty (60) months.

B.	Respondent may allow dealers to include a single, set lower dealer participation rate than the Standard Dealer

Participation Rate for particular loan types and/or channels or for all loans purchased from a particular dealership.

C.	Respondent may allow dealers to include a lower dealer participation rate than the Standard Dealer Participation Rate based on a lawful exception pursuant to the fair lending policies and procedures as set forth below, and subject to the dealer’s agreement to abide by the policies and maintain required documentation.

ii.	To the extent Respondent allows exceptions to the Standard Dealer Participation Rate, to ensure consistency with the requirements of the ECOA, Respondent shall establish policies and procedures for those exceptions subject to the non-objection of the Fair Lending Director and the DOJ. The Bureau and the DOJ recommend that the policies and procedures for such exceptions include the following elements:

A.	Granting Exceptions: Policies and procedures that specifically define the circumstances when Respondent allows downward departures from the Standard Dealer Participation Rate.

B.	Documenting Exceptions: Policies and procedures that require on a loan-by-loan basis, documentation appropriate for each specific exception that is, at a minimum, sufficient to effectively monitor compliance with the exceptions policies. Such documentation should be sufficient not only to explain the basis for granting any exception to the Standard Dealer Participation Rate, but also to provide details and/or documentation of the particular circumstances of the exception.

C.	Record Retention: Policies and procedures for documentation retention requirements that, at a minimum, comply with the requirements of Regulation B.

e.	Respondent will develop and maintain a compliance management system to monitor dealer compliance with setting contracts at the Standard Dealer Participation Rate and any exceptions thereto to ensure they comply with the conditions for exceptions to the Standard Dealer Participation Rate. This will include:

i.	Training dealers on Respondent’s exceptions policies and procedures;

ii.	Regular monitoring of dealers’ exceptions to the Standard Dealer Participation Rate, including documentation of those exceptions;

iii.	Periodic audits for compliance with all policies and procedures relevant to granting exceptions to the Standard Dealer Participation Rate and to test for and identify fair lending risk; and

iv.	Appropriate corrective action for a dealer’s noncompliance with Respondent’s exceptions policies and procedures, culminating in the restriction or elimination of dealers’ ability to exercise discretion in setting a consumer’s contract rate or exclusion of dealers from future transactions with Respondent.

f.	Respondent will maintain general compliance management systems reasonably designed to assure compliance with all relevant federal consumer financial laws, including the ECOA. With respect to monitoring Dealer Discretion for compliance with the ECOA, Respondent, in addition to the monitoring set forth in paragraph (e)(iv) above, must, at a minimum:

i.	Send annual notices to all dealers explaining the ECOA, stating Respondent’s expectation with respect to ECOA compliance, and articulating the dealer’s obligation to price retail installment contracts in a non-discriminatory manner.

ii.	Monitor for compliance with Dealer Discretion limits.

g.	Respondent shall submit data on its indirect auto lending portfolio to the Fair Lending Director and the DOJ, at their request, no less often than semiannually for analysis and monitoring.

Option Three:

h.	Respondent will maintain policies that do not allow dealers any discretion to set the contract rate subject to the non-objection of the Fair Lending Director and the DOJ.

i.	Respondent will maintain general compliance management systems reasonably designed to assure compliance with all relevant federal consumer financial laws, including the ECOA. This will include Respondent sending annual notices to all dealers explaining the ECOA, stating Respondent’s expectation with respect to ECOA compliance, and articulating the dealer’s obligation to price retail installment contracts in a non-discriminatory manner.

j.	Respondent will not have to review or remunerate for prohibited basis disparities in dealer markup resulting from Dealer Discretion in setting the contract rate, because there is no such discretion. Respondent will not have to maintain a compliance management system to monitor dealer exceptions because dealers do not have such discretion.

VII

Role of the Board of Directors

IT IS FURTHER ORDERED that:

26.          Except for the data required by subparagraph (c) of Option One and subparagraph (g) of Option Two, the Board or the Compliance Oversight Committee must review all submissions (including plans, reports, programs, policies, and procedures) required by this Consent Order prior to submission to the Fair Lending Director and the DOJ.

27.          Although this Consent Order requires Respondent to submit certain documents for review or non-objection by the Fair Lending Director and the DOJ, the Board will have the ultimate responsibility for proper and sound oversight of Respondent and for ensuring that Respondent complies with federal consumer financial law and this Consent Order.

28.          In each instance in this Consent Order that requires the Board or the Compliance Oversight Committee to ensure adherence to, or perform certain obligations of Respondent, the Board or the Compliance Oversight Committee must:

a.          Authorize and adopt whatever actions are necessary for Respondent to fully comply with this Consent Order;

b.          Require timely reporting by management to the Board or the Compliance Oversight Committee on the status of compliance obligations; and

c.          Require timely and appropriate corrective action to remedy any failure to comply with Board or the Compliance Oversight Committee directives related to this Section.

29.          Until the termination of this Consent Order, Respondent’s Compliance Oversight Committee of its Board of Directors shall be responsible for monitoring and coordinating Respondent’s adherence to the provisions of this Consent Order. In accordance with the Compliance Oversight Committee’s Charter, the Committee shall meet at least four times a year, and shall maintain minutes of its meetings.

MONETARY PROVISIONS

VIII

Order to Pay Redress

IT IS FURTHER ORDERED that:

30.          Within thirty (30) days of the Effective Date, Respondent shall deposit into an interest-bearing escrow account nineteen million, nine hundred thousand dollars ($19,900,000.00), for the purpose of providing redress to Affected Consumers who were overcharged during the Relevant Period as required by this Section. Respondent shall provide written verification of the deposit to the Bureau and the DOJ within five (5) business days of depositing the funds described in this paragraph. This, plus any amount added pursuant to paragraph 31 below, will constitute the Settlement Fund. Any interest that accrues will become part of the Settlement Fund and will be utilized and disposed of as set forth herein. Any taxes, costs, or other fees incurred by the Settlement Fund shall be paid by Respondent.

31.          Based upon a determination made by the Fair Lending Director and the DOJ as to additional redress to Affected Consumers during the period from the Effective Date to the date Respondent completes implementation of the option chosen pursuant to paragraph 25, Toyota shall deposit an additional amount of up to two million dollars ($2,000,000.00) into the Settlement Fund, in an amount set by the Fair Lending Director and the DOJ, such that the total amount of redress for Affected Consumers is up to twenty-one million, nine hundred thousand dollars ($21,900,000). The determination of the Fair Lending Director and the DOJ shall be based on a portfolio-wide analysis of retail installment contract pricing data for disparities on a prohibited basis resulting from Respondent’s dealer compensation policy from the period from the Effective Date to the date Respondent completes implementation of the chosen option pursuant to paragraph 25 and reflect the same methods and controls the Bureau and the DOJ applied in their analyses described in paragraphs 16-17 of this Consent Order.

32.          Within thirty (30) days of the Effective Date, Respondent shall identify a proposed Settlement Administrator (“Administrator”), who shall be subject to the non-objection of the Fair Lending Director and the DOJ. Within forty-five (45) days of an Administrator’s selection, Respondent shall, subject to the non-objection of the Fair Lending Director and the DOJ to its terms, execute a contract with the Administrator to conduct the activities set forth in paragraphs 35 through 43. Respondent shall bear all costs and expenses of the Administrator. The Administrator’s contract shall require the Administrator to comply with the provisions of this Consent Order as applicable to the Administrator and shall require it to work cooperatively with Respondent, the Bureau, and the DOJ in the conduct of its activities, including reporting regularly and providing all reasonably requested information to the Fair Lending Director and the DOJ. The contract with the Administrator shall require the Administrator to comply with all confidentiality and privacy restrictions applicable to the party who supplied information and data to the Administrator.

33.          In the event that the Fair Lending Director or the DOJ have reason to believe that the Administrator is not materially complying with the terms of the contract with the Administrator, they shall provide written notice to Respondent detailing the noncompliance. Within fourteen (14) days, Respondent shall present for review and determination of non-objection a course of action to effectuate the Administrator’s material compliance with the terms of the contract with the Administrator.

34.          The contract with the Administrator shall require the Administrator, as part of its operations, to establish cost-free means for Affected Consumers to contact it, including an email address, a website, a toll-free telephone number, and means for persons with disabilities to communicate effectively. The contract with the Administrator shall require the Administrator to make all reasonable efforts to provide effective translation services to Affected Consumers, including but not limited to providing live English and foreign-language-speaking operators to speak to Affected Consumers who call the toll-free telephone number and request a live operator, and providing foreign language interpretations and translations for communications with Affected Consumers.

35.          The Fair Lending Director and the DOJ shall request from Respondent information and data the Fair Lending Director and the DOJ reasonably believe will assist in identifying Affected Consumers and determining any monetary and other damages, including but not limited to a database of all retail installment contracts booked by Respondent during the period from January 1, 2011 to the date Respondent completes implementation of the chosen option pursuant to paragraph 25, and all data variables the Bureau obtained during its investigation. Within thirty (30) days of the date Respondent completes implementation of the chosen option pursuant to paragraph 25, Respondent shall supply the requested information and data.

36.          The Fair Lending Director and the DOJ shall jointly provide to the Administrator and Respondent a list of retail installment contracts with consumers that the Fair Lending Director and the DOJ have determined are eligible to receive monetary relief pursuant to this Consent Order after receipt of all the information and data they requested pursuant to paragraph 35. The total amount of the Settlement Fund shall not be altered based on the number of listed retail installment contracts.

37.          Within thirty (30) days after the date the Fair Lending Director and the DOJ provide the list of retail installment contracts referenced in paragraph 36, Respondent will provide to the Fair Lending Director, the DOJ, and the Administrator the name, most recent mailing address in its servicing records, Social Security number, and other information as requested for the primary borrower and each co-borrower (if any) on each listed retail installment contract (“Identified Borrowers”). Such information and data shall be used by the Bureau, the DOJ, and the Administrator only for the law enforcement purposes of implementing the Consent Order. The total amount of the Settlement Fund shall not be altered based on the number of Identified Borrowers.

38.          After receipt of all the information required to be provided by paragraph 37, the Fair Lending Director and the DOJ shall provide Respondent and the Administrator with the initial estimate of the amount each Identified Borrower will receive from the Settlement Fund. No individual, agency, or entity may request that any court, the Bureau, the DOJ, Respondent, or the Administrator review the selection of

Identified Borrowers or the amount to be received. The total amount of the Settlement Fund shall not be altered based on the amounts that Identified Borrowers receive.

39.          The contract with the Administrator shall require the Administrator to adopt effective methods, as requested by the Fair Lending Director and the DOJ, to confirm the identities and eligibility of Identified Borrowers and provide to the Fair Lending Director and the DOJ a list of Identified Borrowers whose identities and eligibility have been confirmed (“Confirmed Borrowers”) within two hundred and seventy (270) days from the date the Fair Lending Director and the DOJ provide the information described in paragraph 38.

40.          Within sixty (60) days after the date the Administrator provides to the Fair Lending Director and the DOJ the list of Confirmed Borrowers, the Fair Lending Director and the DOJ shall provide to the Administrator a list containing the final payment amount for each Confirmed Borrower. The total amount of the Settlement Fund shall not be altered based on the number of Confirmed Borrowers or the amounts they receive. No individual, agency, or entity may request that any court, the Bureau, the DOJ, Respondent, or the Administrator review the final payment amounts.

41.          The contract with the Administrator shall require the Administrator to deliver payment to each Confirmed Borrower in the amount determined by the Fair Lending Director and the DOJ as described in paragraph 40 within forty-five (45) days. The contract with the Administrator shall also require the Administrator to further conduct a reasonable search for a current address and redeliver any payment that is returned to the Administrator as undeliverable, or not deposited within six (6) months.

42.          The contract with the Administrator shall require the Administrator to maintain the cost-free means for consumers to contact it described in paragraph 34 and finalize distribution of the final payments described in paragraphs 40 and 41 within twelve (12) months from the date the Fair Lending Director and the DOJ provide the list of final payment amounts to the Administrator in accordance with paragraph 40. Confirmed Borrowers shall have until that date to request reissuance of payments that have not been deposited.

43.          The details regarding administration of the Settlement Fund set forth in paragraphs 34 through 42 can be modified by agreement of the Fair Lending Director, the DOJ, and Respondent. Payments from the Settlement Fund to Confirmed Borrowers collectively shall not exceed the amount of the Settlement Fund, including accrued interest.

44.          Respondent will not be entitled to a set-off, or any other reduction, of the amount of final payments to Confirmed Borrowers because of any debts owed by the Confirmed Borrowers. Respondent also will not refuse to make a payment based on a release of legal claims or account modification previously signed by any Confirmed Borrowers.

45.          Upon the Administrator’s completion of the distribution of funds to Confirmed Borrowers, and in the event that funds remain after the Respondent provides redress to Confirmed Borrowers as set forth in paragraph 41, distribution of any and all remaining money shall be subject to Court approval in accordance with paragraphs 22-23 of any Consent Order entered by the United States District Court for the Central District

of California in the civil action styled United States of America v. Toyota Motor Credit Corporation, filed on or about February 2, 2016, and if still remaining, deposited in the U.S. Treasury as disgorgement.

IX

Additional Monetary Provisions

IT IS FURTHER ORDERED that:

46.          In the event of any default on Respondent’s obligations to make payment under this Consent Order, interest, computed under 28 U.S.C. § 1961, as amended, will accrue on any outstanding amounts not paid from the date of default to the date of payment, and will immediately become due and payable.

47.          Respondent must relinquish all dominion, control, and title to the funds paid to the fullest extent permitted by law and no part of the funds may be returned to Respondent.

48.          Under 31 U.S.C. § 7701, Respondent, unless it already has done so, must furnish to the Fair Lending Director and the DOJ its taxpayer identifying numbers, which may be used for purposes of collecting and reporting on any delinquent amount arising out of this Consent Order.

49.          Within thirty (30) days of the entry of a final judgment, consent order, or settlement in a Related Consumer Action, Respondent must notify the Fair Lending Director and the DOJ of the final judgment, consent order, or settlement in writing. That notification must indicate the amount of redress, if any, that Respondent paid or is required to pay to consumers and describe the consumers or classes of consumers to whom that redress has been or will be paid.

COMPLIANCE PROVISIONS

X

Reporting Requirements

IT IS FURTHER ORDERED that:

50.          Respondent must notify the Fair Lending Director and DOJ of any development that may affect compliance obligations arising under this Consent Order, including but not limited to, a dissolution, assignment, sale, merger, or other action that would result in the emergence of a successor company; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any acts or practices subject to this Consent Order; the filing of any bankruptcy or insolvency proceeding by or against Respondent; or a change in Respondent’s name or address. Respondent must provide this notice, if practicable, at least thirty (30) days before the development, but in any case no later than fourteen (14) days after the development.

51.          Within ten (10) business days of the Effective Date, Respondent must:

a.          Designate at least one telephone number and email, physical, and postal address as points of contact, which the Bureau and the DOJ may use to communicate with Respondent regarding this Consent Order;

b.          Identify all businesses for which Respondent is the majority owner, or that Respondent directly or indirectly controls, by all of their names, telephone numbers, and physical, postal, email, and Internet addresses;

c.          Describe the activities of each such business, including the products and services offered, and the means of advertising, marketing, and sales.

d.          Respondent must report any change in the information required to be submitted under this Section (paragraphs 50 to 51) as soon as practicable, but in any case at least thirty (30) days before the change.

52.          Within one hundred and eighty (180) days of the Effective Date, and every one hundred and eighty (180) days thereafter until the termination of this Consent Order, Respondent must submit to the Fair Lending Director and the DOJ an accurate written Compliance Progress Report, which has been approved by the Board or the Compliance Oversight Committee. Each Report shall provide a complete account of Respondent’s actions to comply with each requirement of the Consent Order during the previous six (6) months, an objective assessment of the extent to which each quantifiable obligation was met, an explanation of why any particular component fell short of meeting its goal for the previous six (6) months, and any recommendation for additional actions to achieve the goals of the Consent Order.

XI

Order Distribution and Acknowledgment

IT IS FURTHER ORDERED that:

53.          Within thirty (30) days of the Effective Date, Respondent must deliver a copy of this Consent Order to each of its Board members and Executive Officers.

54.          Until the termination of this Consent Order, Respondent must deliver a copy of this Consent Order to any business entity resulting from any change in structure referred to in Section X and any future Board Members and Executive Officers within thirty (30) days after they assume their responsibilities.

55.          Respondent must secure a signed and dated statement acknowledging receipt of a copy of this Consent Order, ensuring that any electronic signatures comply with the requirements of the E-Sign Act, 15 U.S.C. § 7001 et seq., within thirty (30) days of delivery, from all persons receiving a copy of this Consent Order pursuant to this Section.

XII

Recordkeeping

IT IS FURTHER ORDERED that:

56.          Respondent must create, or if already created, must retain until the termination of this Consent Order the following business records:

a.          All documents and records necessary to demonstrate full compliance with each provision of this Consent Order, including but not limited to, reports submitted to the Fair Lending Director and the DOJ and all documents and records pertaining to redress, as set forth in Section VIII above;

b.          All documents and records pertaining to the order to pay redress, described in Section VIII above; and

c.          All written consumer complaints related to Respondent’s retail installment contracts alleging discrimination by Respondent (whether received directly or indirectly, such as through a third party), and any responses to those written complaints or requests.

57.          All business records created or retained pursuant to this Section shall be retained at least until the termination of this Consent Order, and shall be made available upon the Fair Lending Director’s or the DOJ’s request to Bureau representatives or DOJ representatives, respectively, within sixty (60) days of a request.

XIII

Modifications to Non-Material Requirements

IT IS FURTHER ORDERED that:

58.          Respondent may seek a modification to non-material requirements of this Consent Order (e.g., reasonable extensions of time and changes to reporting requirements) by submitting a written request to the Fair Lending Director and the DOJ.

59.          The Fair Lending Director may, in his/her discretion, modify any non-material requirements of this Consent Order (e.g., reasonable extensions of time and changes to reporting requirements) if the Fair Lending Director determines good cause justifies the modification. Any such modification by the Fair Lending Director must be in writing.

XIV

Notices

IT IS FURTHER ORDERED that:

60.          Unless otherwise directed in writing by a Bureau or DOJ representative, all submissions, requests, communications, consents, or other documents relating to this Consent Order shall be in writing, and sent as follows:

To the Fair Lending Director:

By overnight courier (not the U.S. Postal Service), as follows:

Fair Lending Director
Consumer Financial Protection Bureau
ATTENTION: Jane M.E. Peterson
1625 Eye Street, N.W.
Washington, DC 20006
The subject line shall begin: In re Toyota Motor Credit Corporation, File No. 2016-CFPB- , dated February 2, 2016; or

By first-class mail to the below address and contemporaneously by email to

Jane.Peterson@cfpb.gov:

Fair Lending Director
Consumer Financial Protection Bureau
ATTENTION: Jane M.E. Peterson
1700 G Street, N.W.
Washington, DC 20552
The subject line shall begin: In re Toyota Motor Credit Corporation, File No. 2016-CFPB- , dated February 2, 2016

To the DOJ to the below address and contemporaneously by email to

Marta.Campos@usdoj.gov:

Chief
Housing and Civil Enforcement Section
Civil Rights Division
U.S. Department of Justice
1800 G Street NW, Suite 7002
Washington, DC 20006
Attn: DJ 188-58-12, United States v. Toyota Motor Credit Corporation

XV

Administrative Provisions

61.          Except as provided in paragraphs 62 and 65, the provisions of this Consent Order do not bar, estop, or otherwise prevent the Bureau, or any other governmental agency, from taking any other action against Respondent.

62.          The Bureau releases and discharges Respondent from all potential liability for all ECOA claims of the Bureau for discriminating on the basis of race or national origin that have been or might have been asserted by the Bureau based on the practices described in Section IV of this Consent Order, to the extent such practices occurred prior to the Effective Date, and are known to the Bureau as of the Effective Date. Notwithstanding the foregoing, the practices described in this Consent Order may be utilized by the Bureau in future enforcement actions against Respondent and its affiliates, including without limitation, to establish a pattern or practice of violations or the continuation of a pattern or practice of violations or to calculate the amount of any penalty. This release shall not preclude or affect any right of the Bureau to determine and ensure compliance with the terms and provisions of this Consent Order, or to seek penalties for any violations thereof.

63.          This Consent Order is intended to be, and will be construed as, a final Consent Order issued under section 1053 of the CFPA, 12 U.S.C. § 5563, and expressly does not form, and may not be construed to form, a contract binding the Bureau or the United States.

64.          Respondent may request to modify the compliance management program required by this Consent Order (as described in the Options set forth in Section VI) when the modification is based upon a change in circumstances that has arisen during the pendency of this Consent Order, including but not limited to any amendment to the statutory or regulatory regime applicable to dealer markup and compensation policies, or the adoption of a materially different dealer compensation policy by lenders comprising a majority of the auto loan market as defined by retail installment contract volume. Any such request to modify the compliance plan is subject to the Fair Lending Director’s and the DOJ’s review and determination that the modified compliance management program eliminates or substantially reduces Dealer Discretion, and determination of non-objection.

65.          This Consent Order will terminate three (3) years from the Effective Date, unless Respondent conducts a portfolio-wide analysis, as described in this paragraph, that yields dealer markup disparities based on race or national origin below the agreed upon target for both African-American and Asian and/or Pacific Islander borrowers, in which case the Consent Order shall terminate two (2) years after the Effective Date. The analysis referenced in the previous sentence shall be a portfolio-wide analysis of retail installment contract pricing data for disparities on a prohibited basis resulting from Respondent’s dealer compensation policy; it will analyze data for the six (6)-month period beginning two hundred fifty (250) days after Respondent implements the chosen option pursuant to paragraph 25 and reflect the same methods and controls the Bureau and the DOJ applied in their analyses described in paragraphs 16-17 of this Consent Order, unless the Bureau and the DOJ approve the use of additional controls or methodological changes proposed by Respondent. The Consent Order will remain effective and enforceable until such time, except to the extent that any provisions of this Consent Order have been amended, suspended, waived, or terminated in writing by the Bureau or its designated agent. The Bureau will not pursue any violations of ECOA against, or seek consumer remuneration from, Respondent for conduct undertaken with respect to Dealer Discretion that is both pursuant to and consistent with this Consent Order during the term of this Consent Order.

66.          Calculation of time limitations will run from the Effective Date and be based on calendar days, unless otherwise noted.

67.          Should Respondent seek to transfer or assign all or part of its operations that are subject to this Consent Order, Respondent must, as a condition of sale, obtain the written agreement of the transferee or assignee to comply with all applicable provisions of this Consent Order.

68.          The provisions of this Consent Order will be enforceable by the Bureau. For any violation of this Consent Order, the Bureau may impose the maximum amount of civil money penalties allowed under section 1055(c) of the CFPA, 12 U.S.C. § 5565(c). In connection with any attempt by the Bureau to enforce this Consent Order in federal district court, the Bureau may serve Respondent wherever Respondent may be found and Respondent may not contest that court’s personal jurisdiction over Respondent.

69.          This Consent Order and the accompanying Stipulation contain the complete agreement between the Bureau and Respondent. The Bureau and Respondent have made no promises, representations, or warranties other than what is contained in this Consent Order and the accompanying Stipulation. This Consent Order and the accompanying Stipulation supersede any prior oral or written communications, discussions, or understandings.

70.          Nothing in this Consent Order or the accompanying Stipulation may be construed as allowing the Respondent, its Board, officers, or employees to violate any law, rule, or regulation.

71.          This Consent Order is enforceable only by the parties. No person or entity is intended to be a third party beneficiary of the provisions of this Consent Order for purposes of any civil, criminal, or administrative action, and accordingly, no person or entity may assert a claim or right as a beneficiary or protected class under this Consent Order.

72.          Each party to this Consent Order shall bear its own costs and attorney’s fees associated with this litigation.

73.          The Bureau and the Respondent agree that, as of the Effective Date, litigation between the parties is not “reasonably foreseeable” concerning the matters described above. To the extent that the Bureau or the Respondent previously implemented a litigation hold to preserve documents, electronically stored information, or things related to the matters described above, the prospect of litigation between the parties no longer requires them to maintain such litigation hold. Nothing in this paragraph relieves the Bureau or Respondent of any other obligations imposed by this Consent Order, or other applicable law.

74.          To the extent that a specific action by Respondent is required both by this Consent Order and any Consent Order entered by the United States District Court for the Central District of California in the civil action styled United States of America v. Toyota Motor Credit Corporation, filed on or about February 2, 2016, action by Respondent that satisfies a requirement under any such District Court Consent Order will satisfy that same requirement under this Consent Order.

IT IS SO ORDERED, this 2nd day of February, 2016.

/s/ Richard Cordray
Richard Cordray
Director
Consumer Financial Protection Bureau

UNITED STATES OF AMERICA
CONSUMER FINANCIAL PROTECTION BUREAU

File No. 2016-CFPB-

In the Matter of: TOYOTA MOTOR CREDI TCORPORATION	STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER

The Consumer Financial Protection Bureau (Bureau) intends to initiate an administrative proceeding against Toyota Motor Credit Corporation (Respondent), under 12 U.S.C. §§ 5563 and 5565, for its pricing of consumer automobile retail installment contracts in violation of the Equal Credit Opportunity Act (ECOA), 15 U.S.C. §§ 1691-1691f, and its implementing regulation, Regulation B, 12 C.P.R. pt. 1002.

Respondent, in the interest of compliance and resolution of the matter, without admitting or denying any wrongdoing, consents to the issuance of a Consent Order substantially in the form of the one to which this Stipulation and Consent to the Issuance of a Consent Order is attached (Consent Order), and which is incorporated by reference.

In consideration of the above premises, Respondent, through its authorized representative, agrees to the following:

Jurisdiction

1.          The Bureau has jurisdiction over this matter under sections 1053 and 1055 of the Consumer Financial Protection Act (CFPA), 12 U.S.C. §§ 5563, 5565.

Consent

2.          Respondent agrees to the issuance of the Consent Order, without admitting or denying any of the findings of fact or conclusions of law, except that Respondent admits the facts necessary to establish the Bureau’s jurisdiction over Respondent and the subject matter of this action.

3.          Respondent agrees that the Consent Order will be deemed an “order issued with the consent of the person concerned” under 12 U.S.C. § 5563(b)(4), and agrees that the Consent Order will become a final order, effective upon issuance, and will be fully enforceable by the Bureau under 12 U.S.C. §§ 5563(d)(1) and 5565.

4.          Respondent voluntarily enters into this Stipulation and Consent to the Issuance of a Consent Order.

5.          The Consent Order resolves only Respondent’s potential liability for law violations that the Bureau asserted or might have asserted based on the practices described in Section IV of the Consent Order, to the extent such practices occurred before the Effective Date and the Bureau knows about them as of the Effective Date. Respondent acknowledges that no promise or representation has been made by the Bureau or any employee, agent, or representative of the Bureau, about any liability outside of this action that may have arisen or may arise from the facts underlying this action or immunity from any such liability.

6.          Respondent agrees that the facts described in Section IV of the Consent Order will be taken as true and be given collateral estoppel effect, without further proof, in any proceeding before the Bureau to enforce the Consent Order, or in any subsequent civil litigation by the Bureau to enforce the Consent Order or its rights to any payment or monetary judgment under the Consent Order.

2

7.            The terms and provisions of this Stipulation and the Consent Order will be binding upon, and inure to the benefit of, the parties hereto and their successors in interest.

8.            Respondent agrees that the Bureau may present the Consent Order to the Bureau Director for signature and entry without further notice.

9.            A copy of the Board Resolution authorizing execution of this Stipulation shall be delivered to the Bureau, along with the executed original of this Stipulation.

Waivers

10.           Respondent, by consenting to this Stipulation, waives:

a.	Any right to service of the Consent Order, and agrees that issuance of the Consent Order will constitute notice to the Respondent of its terms and conditions;

b.	Any objection to the jurisdiction of the Bureau, including, without limitation, under section 1053 of the CFPA, 12 U.S.C. § 5563;

c.	The rights to all hearings under the statutory provisions under which the proceeding is to be or has been instituted; the filing of proposed findings of fact and conclusions of law; proceedings before, and a recommended decision by, a hearing officer; all post-hearing procedures; and any other procedural right available under section 1053 of the CFPA, 12 U.S.C. § 5563, or 12 CFR Part 1081;

d.	The right to seek any administrative or judicial review of the Consent Order;

3

e.	Any claim for fees, costs or expenses against the Bureau, or any of its agents or employees, and any other governmental entity, related in any way to this enforcement matter or the Consent Order, whether arising under common law or under the terms of any statute, including, but not limited to the Equal Access to Justice Act and the Small Business Regulatory Enforcement Fairness Act of 1996; for these purposes, Respondent agrees that Respondent is not the prevailing party in this action because the parties have reached a good faith settlement;

f.	Any other right to challenge or contest the validity of the Consent Order;

g.	Such provisions of the Bureau’s rules or other requirements of law as may be construed to prevent any Bureau employee from participating in the preparation of, or advising the Director as to, any order, opinion, finding of fact, or conclusion of law to be entered in connection with this Stipulation or the Consent Order; and

h.	Any right to claim bias or prejudgment by the Director based on the consideration of or discussions concerning settlement of all or any part of the proceeding.

Toyota Motor Credit Corporation BY:

/s/ Michael Groff	February 2, 2016
President and Chief Executive Officer Toyota Motor Credit Corporation	Date

4